                                                                  EXHIBIT (12)-2

                         NORTHERN STATES POWER COMPANY
                 STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS
            TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31                        12 MONTHS
                                              ---------------------------------------------------------------     ENDED
                                                 1990         1991         1992         1993         1994        6/30/95
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                                                         (THOUSANDS OF DOLLARS)
Net Income*.................................  $   192,971  $   207,012  $   160,928  $   211,740  $   243,475  $   252,874
Income Taxes................................      113,286      115,431       86,174      130,740      133,267      137,445
Deduct
  Undistributed Equity in Earnings of
   Unconsolidated Investees.................        1,876      --             1,006        1,142       27,427       29,066
                                              -----------  -----------  -----------  -----------  -----------  -----------
Earnings Before Income Taxes................      304,381      322,443      246,096      341,338      349,315      361,253
Fixed Charges:
Interest on Long-Term Debt..................      104,728      102,929      103,035      104,714       97,143      106,895
Amortization of Debt
Premium, Discount and Expense...............        2,436        2,493        2,511        4,535        5,011        5,238
Other Interest Expense......................        4,662        4,724        4,342        4,313       12,929       17,061
Interest Factor of Rents
Nuclear Fuel................................      --           --           --           --           --           --
Other.......................................      --           --           --           --           --           --
                                              -----------  -----------  -----------  -----------  -----------  -----------
Total Fixed Charges.........................      111,826      110,146      109,888      113,562      115,083      129,194
                                              -----------  -----------  -----------  -----------  -----------  -----------
Earnings Before Income Taxes and Fixed
 Charges....................................  $   416,207  $   432,589  $   355,984  $   454,900  $   464,398  $   490,447
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges..........          3.7x         3.9x         3.2x         4.0x         4.0x         3.8x
Preferred Stock Dividend Requirements:
  Amount not tax deductible.................  $    17,776  $    17,586  $    15,764  $    14,184  $    11,968  $    12,182
  Ratio of pretax income to net income......         1.59         1.56         1.54         1.62         1.55         1.54
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                                   28,264       27,434       24,277       22,978       18,550       18,760
  Amount tax deductible.....................          408          408          408          396          396          396
                                              -----------  -----------  -----------  -----------  -----------  -----------
Total Preferred Stock
  Dividend Requirements.....................       28,672       27,842       24,685       23,374       18,946       19,156
Fixed Charges...............................      111,826      110,146      109,888      113,562      115,083      129,194
                                              -----------  -----------  -----------  -----------  -----------  -----------
Fixed Charges and Preferred Stock Dividend
 Requirements...............................  $   140,498  $   137,988  $   134,573  $   136,936  $   134,029  $   148,350
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges and
 Preferred Stock Dividends..................          3.0x         3.1x         2.6x         3.3x         3.5x         3.3x

------------------------
*Reflects income from continuing operations before accounting changes and before preferred stock dividend requirements.